UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)


                                CERUS CORPORATION
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)



                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)



                                    157085101
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)



                                January 17, 2007
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

CUSIP No. 157085101                    13G                           Page 2 of 9

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          ING Groep N.V.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) |_|
          Not Applicable                                                (b) |_|
--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          The Netherlands
--------------------------------------------------------------------------------
                    5  SOLE VOTING POWER

                       1,393,015 (1)
                    ------------------------------------------------------------
   NUMBER OF        6  SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
 OWNED BY EACH      ------------------------------------------------------------
   REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON WITH:
                       1,393,015 (1)
                    ------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,393,015
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                                    |_|

          Not Applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.01%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          HC
--------------------------------------------------------------------------------
-----------------
(1) These shares are held by indirect subsidiaries of ING Groep N.V. in their role as a discretionary manager of client portfolios.

CUSIP No. 157085101                    13G                           Page 3 of 9

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          ING Investments LLC
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |_|
          Not Applicable                                                 (b) |_|
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Arizona
--------------------------------------------------------------------------------
                    5  SOLE VOTING POWER

                       1,393,015 (1)
                    ------------------------------------------------------------
   NUMBER OF        6  SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
 OWNED BY EACH      ------------------------------------------------------------
   REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON WITH:
                       1,393,015 (1)
                    ------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,393,015
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                                    |_|

          Not Applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.01%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          IC
--------------------------------------------------------------------------------
-----------------
(2) ING Investments LLC is a wholly owned indirect subsidiary of ING Groep N.V.

CUSIP No. 157085101                    13G                           Page 4 of 9

ITEM 1(A).        NAME OF ISSUER:

                  Cerus Corporation

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2411 Stanwell Drive
                  Concord, CA 94520

ITEM 2(A).        NAME OF PERSON FILING:

                  ING Groep N.V.

                  ING Investments LLC

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  ING Groep N.V.:
                  Amstelveenseweg 500
                  1081 KL Amsterdam
                  The Netherlands

                  ING Investments LLC:
                  7337 East Doubletree Ranch Road
                  Scottsdale, AZ 85258

ITEM 2(C).        CITIZENSHIP:

                  See item 4 on Page 2
                  See item 4 on Page 3

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(E).        CUSIP NUMBER:

                  157085101

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CUSIP No. 157085101                    13G                           Page 5 of 9


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
                  (Not Applicable)

         (a) |_| Broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

         (b)  |_| Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act;

         (d) |_| Investment company registered under Section 8 of the Investment Company Act of 1940, as amended (the "Investment Company Act");

         (e)  |_| Investment adviser in accordance with Rule
                  13d-(1)(b)(1)(ii)(E) under the Exchange Act;

         (f) |_| Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F) under the Exchange Act;

         (g) |_| Parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act;

         (h) |_| Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) |_| Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j) |_| Group in accordance with Rule 13d-1(b)(1)(ii)(J) under the Exchange Act.

ITEM 4.           OWNERSHIP.

         (a) Amount beneficially owned:

                  See item 9 on Page 2
                  See item 9 on Page 3

         (b) Percent of class:

                  See item 11 on Page 2
                  See item 11 on Page 3

         (c) Number of shares as to which such person has:
             (i)  Sole power to vote or to direct the vote:

CUSIP No. 157085101                    13G                           Page 6 of 9


                  See item 5 on Page 2
                  See item 5 on Page 3

             (ii) Shared power to vote or to direct the vote:

                  See item 6 on Page 2
                  See item 6 on Page 3

           (iii)  Sole power to dispose or to direct the disposition of:

                  See item 7 on Page 2
                  See item 7 on Page 3

            (iv)  Shared power to dispose or to direct the disposition of:

                  See item 8 on Page 2
                  See item 8 on Page 3

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

ITEM 10.          CERTIFICATION.

                  By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 157085101                    13G                           Page 7 of 9


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 15, 2007
                                        ----------------------------------------
                                        (Date)


                                        ING GROEP N.V.


                                        By:

                                        /s/ Cornelis Blokbergen
                                        ----------------------------------------
                                        (Signature)

                                        Cornelis Blokbergen
                                        Head Legal Department
                                        ----------------------------------------
                                        (Name/Title)


                                        /s/ H.J. Bruisten
                                        ----------------------------------------
                                        (Signature)


                                        H.J. Bruisten
                                        Principal Jurist
                                        ----------------------------------------
                                        (Name/Title)

CUSIP No. 157085101                    13G                           Page 8 of 9


                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true,

complete and correct.


                                        February 15, 2007
                                        ----------------------------------------
                                        (Date)


                                        ING INVESTMENTS LLC


                                        By:

                                        /s/ Ernest J. C'DeBaca
                                        ----------------------------------------
                                        (Signature)

                                        Ernest J. C'DeBaca
                                        Senior Vice President
                                        ----------------------------------------
                                        (Name/Title)


                                        /s/Todd Modic
                                        ----------------------------------------
                                        (Signature)

                                        Todd Modic
                                        Senior Vice President
                                        ----------------------------------------
                                        (Name/Title)

CUSIP No. 157085101                    13G                           Page 9 of 9


                            Exhibit A to Schedule 13G

                             Joint Filing Agreement
                            Pursuant to Rule 13d-1(k)

         The undersigned persons (the "Reporting Persons") hereby agree that a joint statement on this Schedule 13G, and any amendments thereto, be filed on their behalf by ING Groep N.V.

         Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of them contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.


Date:  February 15, 2007




                                           ING Groep N.V.


                                           By: /s/ Cornelis Blokbergen
                                               ---------------------------------
                                               Name:   Cornelis Blokbergen
                                               Title:  Head Legal Department


                                           By: /s/ H.J. Bruisten
                                               ---------------------------------
                                               Name:   H.J. Bruisten
                                               Title:  Principal Jurist


                                            ING Investments LLC


                                            By: /s/ Ernest J. C'DeBaca
                                                --------------------------------
                                                Name:   Ernest J. C'DeBaca
                                                Title:  Senior Vice President


                                            By: /s/ Todd Modic
                                                --------------------------------
                                                Name:   Todd Modic
                                                Title:  Senior Vice President